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                                                                    EXHIBIT 10.2


                                  AMENDMENT TO
                             THE QUANEX CORPORATION
                       1997 KEY EMPLOYEE STOCK OPTION PLAN


         THIS AGREEMENT by Quanex Corporation (the "Company"),

                                  WITNESSETH:

         WHEREAS, the Board of Directors of the Company previously adopted the plan agreement known as the "Quanex Corporation 1997 Key Employee Stock Option Plan" (the "Plan"); and

         WHEREAS, the Board of Directors of the Company retained the right in
Article XI of the Plan to amend the Plan from time to time; and

         WHEREAS, the Board of Directors of the Company has approved the following amendment to the Plan;

         NOW, THEREFORE, effective January 1, 2000, the Board of Directors of the Company agrees that Section 6.2 of the Plan is hereby amended, effective with respect to all Options issued in the future under this Plan, as follows:

         6.2 DURATION OF OPTIONS. No Option shall be exercisable after ten years from the date the Option is granted. An Option may terminate prior to the normal expiration date as specified below.

                  (a) General Rule for Severance of Employment. Except as may be otherwise expressly provided herein, all Options shall terminate on the earlier of the date of the expiration of the Option or one day less than three months after the date of the severance of the employment relationship between the Company and all Affiliates and the Optionee, whether with or without cause, for any reason other than the death, Disability or, Retirement of the Optionee, during which period the Optionee shall be entitled to exercise the Option in respect of the number of shares that the Optionee would have been entitled to purchase had the Optionee exercised the Option on the date of such severance of employment. Whether authorized leave of absence, or absence on military or government service shall constitute severance of the employment relationship between the Company and all Affiliates and the Optionee, shall be determined by the Committee at the time thereof.



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                  (b) Death, Disability or Retirement of Optionee. In the event of the death, Disability or Retirement of an Optionee, before the date of expiration of such Option, such Option shall continue fully in effect, including provisions providing for subsequent vesting of such Option, for period of not more than three years commencing on the date of the Optionee's death, Disability or Retirement and shall terminate on the earlier of the date of the expiration of such-year period or the date of expiration of the Option. After the death of the Optionee, his executors, administrators or any person or persons to whom his Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the Option to exercise the Option, in respect to the number of shares that the Optionee would have been entitled to exercise if he were still alive.

                  Notwithstanding the foregoing provisions of this Section, the Committee may provide for a different option termination date in the Option Agreement with respect to any Option.


Dated: December 9, 1999.



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